SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGATE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

94-3334052

(I.R.S. Employer Identification No.)

11300 West Olympic Boulevard, Suite 800, Los Angeles, California 90064

(Address of Principal Executive Offices, and Zip Code)

CONSULTING AGREEMENT

(Full title of plan)

(310) 312-6680

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common	1,200,000	$0.03(1)	$36,000	$3.31

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rue 457 under the Securities Act of  1933.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate 1,000,000 shares of common stock, $.001 par value, of Agate Technologies, Inc.. (the "Company") which may be issued as set forth herein to the following named persons:

NAME	NUMBER OF SHARES

Steve Wurzburg	200,000
Christopher Dieterich	1,000,000

On July 23, 2002, Consulting Agreements were entered into with Christopher Dieterich and Steve Wurzburg ("Consultants") and the contracts with each attorney identified as the "Consulting Agreements".   The Company has been advised by the Consultants that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Advisors and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO MS. SHIRLEY OOI, CHIEF FINANCIAL OFFICER, 11300 W. OLYMPIC BLVD., SUITE 800, LOS ANGELES, CALIFORNIA 90064;  PHONE:  (310) 312-6888.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company has filed the following documents with the Securities and Exchange Commission: Annual Report on Form 10KSB, filed on July 17, 2002, Quarterly Report on form 10QSB filed February 19, 2002; Quarterly Report on Form 10QSB filed November 19, 2001; Quarterly Report on Form 10QSB filed on August 20, 2001.  The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities.

The Company is authorized to issue 100,000,000 shares of Common Stock, $0.001 par value. The Company's stock is currently traded on the OTCBB, under symbol AGTE. The presently outstanding shares of Common Stock are fully paid and nonassessable.

COMMON STOCK  As of July 1,  2002, approximately 38,000,000 shares of Common Stock were outstanding.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Delaware and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT:  The Company's registrar and transfer agent is American Stock Transfer Company, located in New York, New York.

DISSENTERS' RIGHTS:  Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK  There are currently no shares of Preferred stock issued.

Item 5. Interests of Named Experts and Counsel.

Christopher Dieterich, a principal of Dieterich & Associates, is registering 1,000,000 shares which have been received in compensation for $30,000 of legal fees due for services.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Delaware Corporations Code, the Company has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

  5.1  -- Opinion of Dieterich & Associates as to the validity of the shares being registered.

23.1 -- Consent of Dieterich & Associates (included in Exhibit 5)

23.2 -- Consent of Kenny H. Lee CPA Group

23.3 -- Consent of Singer Lewak Greenbaum & Goldstein, LLP

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California 90064, on July 26, 2002.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Agate Technologies, Inc. (Registrant)

By:

/s/ Shirley Ooi

Shirley Ooi, Chief Financial Officer

Exhibit 5.1

DIETERICH & ASSOCIATES LETTERHEAD

July 29, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Judiciary Plaza

Washington, DC 20549

   RE: AGATE TECHNOLOGIES, INC.

Ladies and Gentlemen:

  This office represents Agate Technologies, Inc., a Delaware corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 1,200,000 shares of the Registrant's Common Stock issued to certain individuals for employment and consulting services (the "Shares").

  In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

  Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

  We hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                 Very truly yours,

                                 /S/ Christopher Dieterich

                                 Dieterich & Associates

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Exhibit 23.1

Included within Exhibit 5.1 (Opinion of Counsel)

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Exhibit 23.2

        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 28, 2002 accompanying the consolidated financial statements of Agate Technologies, Inc., and subsidiaries, appearing in the Report on Form 10-KSB, for the year ended March 31, 2002, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Kwang-Ho Lee, CPA

KENNY H. LEE CPA GROUP

Los Angeles, California

July 29, 2002

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Exhibit 23.3

    CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Agate Technologies, Inc. and subsidiaries on Form S-8 of our report, dated June 12, 2001, which contains an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, on the consolidated statements of operations and comprehensive loss, shareholders' equity (deficit), and cash flows of Agate Technologies, Inc. and subsidiaries for the year ended March 31, 2001, which report appears in its form 10-KSB for the year ended March 31, 2001.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Los Angeles, California

July 29, 2002